Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1, dated as of April 14, 2003, is made to the Employment Agreement (the “Agreement”), dated as of March 26, 2001, effective May 15, 2001, by and between GREATER BAY BANCORP (the “Company”), a California corporation, and BYRON SCORDELIS (“Executive”).

RECITALS:

WHEREAS, the Company entered into the Agreement for the purpose of engaging the services of the Executive as Senior Executive Vice President and Chief Operating Officer by reason of his experience, training and ability in the commercial banking industry;

WHEREAS, the Company and the Executive desire to amend the Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions contained in this Amendment No. 1, the Company and the Executive agree as follows:

1.    Section 2 of the Agreement is hereby amended to read in its entirety as follows:

2.    Term of Employment.    The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for the period commencing on May 15, 2001 (the “Effective Date”) and ending on January 15, 2004, upon the terms and conditions herein set forth. If the Executive is appointed Chief Executive Officer during the term of this Agreement, this Agreement will be renegotiated at the time of such appointment. If the Company decides not to appoint the Executive as Chief Executive Officer, the Company shall give the Executive notice of such decision within 30 days of that decision, but, in any event, not later than December 15, 2003.

2.    The first sentence of Section 16(d) of the Agreement is hereby amended to read in its entirety as follows:

In the event of termination by the Company pursuant to Section 16(b), the Executive shall be entitled to receive severance pay equal to 24 months’ base salary, at the Executive’s rate of salary immediately preceding the date of termination, plus the average of the annual and/or incentive bonuses paid to the Executive over the three years immediately preceding such termination, payable in a lump sum.

3.    Section 16(e) of the Agreement is hereby amended to read in its entirety, as follows:

(e)    Severance Pay – Change in Control.    In the event of a “change in control” as defined herein and within a period of two years following consummation of such a change in control (i) the Executive’s employment is terminated; or (ii) any adverse change occurs in the nature and scope of the Executive’s position, responsibilities, duties, salary, benefits or location of employment; or (iii) any event occurs which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Executive’s employment, the Executive shall be entitled to receive severance pay in addition to any bonus or incentive compensation payments due the Executive. Any such severance pay due the Executive shall be in an amount equal to 2.99 times the Executive’s average annual compensation for the five (5) years immediately preceding the change in control. Executive’s average annual compensation shall be determined by the sum of the annual compensation paid by the Company to the Executive which was includable in the Executive’s gross income for federal income tax purposes for each of the five (5) tax years ending immediately prior to the change in control divided by five (5). If the Executive was employed by the Company for fewer than five years immediately preceding the change in control, the Executive’s average annual compensation shall be determined by the sum of such annual compensation paid to the Executive by the Company for the years less than such five year period that the Executive was employed by the Company preceding the change in control, divided by the aggregate number of such years less than the five year period.

In addition to the change in control severance payment rights of the Executive described above and notwithstanding any other provisions of this Agreement, the Executive shall be entitled to receive the severance payments specified in this Section 16(e) in the event that the Executive voluntarily terminates his employment with the Company or its successor effective on a date within the 30 day period immediately after the expiration of the sixth month following a change in control. The Executive shall deliver written notice to the Company of his intention to terminate employment specifying the effective date within such 30 day period described above, which notice must be received by the Company not less than 20 days prior to the expiration of the sixth month following such a change in control.

If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Company, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Company (and its successor) shall increase the amounts payable under this Agreement to the extent necessary to afford the Executive substantially the same economic benefit under this Agreement as the Executive would have received had no such excise tax been imposed on the payments due the Executive under this Agreement. The determination of the amount of any such excise taxes shall be made initially by the independent accounting firm employed by the Company immediately prior to the occurrence of the event constituting a change in control.

If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable to the Executive is greater than the amount initially so determined, then the Company (or its successor) shall pay to the Executive an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment, plus an amount necessary to reimburse the Executive substantially for any income, excise or other taxes payable by the Executive with respect to such amounts.

Any such severance shall be payable, at the Executive’s election, in a lump sum or in substantially equal bi-weekly installments for a period of 12 months. Such severance payments, if any, shall be in lieu of all damages, payments and liabilities on account of the events described above for which such severance payments, if any, may be due the Executive and any severance payment rights of Executive under Section 16(d) of this Agreement. This subsection (e) shall be binding upon and inure to the benefit of the parties and any successors or assigns of the Company or any “person” as defined herein.

Notwithstanding the foregoing, the Executive shall not be entitled to receive nor shall the Company, its successors, assigns or any “person” as defined herein be obligated to pay severance payments pursuant to this subsection (e) in the event of an occurrence described in section 16(a), or in the event the Executive terminates employment in accordance with Section 16(c) and the termination is not a result of or based upon the occurrence of any event described in Section 16(e)(ii) or (iii) above or a voluntary termination within the 30 day period immediately after the expiration of the sixth month following a change in control as described above.

Notwithstanding the foregoing, the Executive shall not be entitled to receive, and the Company shall not pay, any amount under this Agreement that is prohibited by Section 359.1 of the Federal Deposit Insurance Corporation Rules and Regulations.

4.    Except as expressly amended hereby, the remaining terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

GREATER BAY BANCORP

By:	/s/ David L. Kalkbrenner
David L. Kalkbrenner President and Chief Executive Officer

By:	/s/ Byron Scordelis
Byron Scordelis Senior Executive Vice President and Chief Operating Officer

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